Exhibit 99.4

                                AMENDMENT No. 3
                                      TO
                  THE TORONTO-DOMINION BANK, U.S.A. DIVISION
                    401(k) EMPLOYEE RETIREMENT SAVINGS PLAN
              (As Amended and Restated Effective January 1, 2000)

Pursuant to resolutions adopted by The Toronto-Dominion Bank Senior International Pension Committee, and the authority reserved in Section 12.1 of The Toronto-Dominion Bank, U.S.A. Division 401(k) Employee Retirement Savings Plan (hereinafter the "Plan"), said Plan is amended, effective as of June 1, 2002, as follows:

1.   Section 11.1 of the Plan is amended by the addition of the following:

     "Notwithstanding the foregoing, effective as of June 1, 2002, the members of the Committee shall be comprised of those individuals who hold the following titles:

     Senior Vice President, TDBFG - Human Resources
     Associate Vice President, Benefit Compensation, TDBFG, Human Resources Head of Human Resources, TD Waterhouse USA
     Head of Human Resources, TD Securities USA
     Director of Human Resource Services, TD Securities USA
     Manager Benefit Plan Design, TD Waterhouse USA

     An individual who ceases to hold a title listed above shall, upon such cessation, automatically cease to be a member of the Committee. Upon receiving one of the titles listed above, an individual shall automatically become a member of the Committee."